Exhibit 99.1

Vitamin Shoppe, Inc. Announces Fiscal Fourth Quarter and Year End 2009 Results

- Comparable store sales growth of 7.0% for the fiscal fourth quarter 2009 versus the same quarter last year; net sales up 13.5%

- Income from operations increased 17.8%

- Operated 438 stores versus 401 stores compared to the prior year

- Completion of tender offer for $44.9 million of outstanding floating rate notes in the fourth quarter

NORTH BERGEN, N.J., Feb. 17 /PRNewswire-FirstCall/ — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced its preliminary (unaudited) results for its fiscal fourth quarter and year ended December 26, 2009.

“We are pleased to post record results in our business for the fourth quarter and the 2009 fiscal year,” said Rick Markee, Chairman and Chief Executive Officer of Vitamin Shoppe, Inc. “Vitamin Shoppe’s comparable store sales increased 7.0%, making this our 17th consecutive quarter of comparable same-store sales growth. Vitamin Shoppe continues to demonstrate its ability to grow both sales and net income amidst broader economic conditions that remain challenging.”

Fiscal Fourth Quarter 2009 Results

Net sales increased $19.3 million, or 13.5%, to $162.4 million for the three months ended December 26, 2009, compared with $143.1 million for the three months ended December 27, 2008. The increase was primarily the result of an increase in comparable store sales, new sales from non-comparable stores and a slight increase in direct sales.

The Company operated 438 stores as of December 26, 2009 compared with 401 stores as of December 27, 2008. Overall store sales for the three months ended December 26, 2009 rose due to an increase in non-comparable store sales of $10.5 million and an increase in comparable store sales of $8.6 million, or 7.0%.

Cost of goods sold, which includes product, warehouse and distribution and occupancy costs, increased $13.4 million, or 13.8%, to $110.6 million for the three months ended December 26, 2009 compared with $97.2 million for the three months ended December 27, 2008. The increase was primarily due to an increase in product costs and occupancy costs for the quarter ended December 26, 2009, as compared with the quarter ended December 27, 2008.

Gross profit increased $5.9 million, or 12.8%, to $51.8 million for the three months ended December 26, 2009, compared with $45.9 million for the three months ended December 27, 2008. Gross profit as a percentage of sales was 31.9% for the quarter ended December 26, 2009, compared with 32.1% for the comparable prior year period. The change in gross margin reflects reduced vendor incentives associated with the reduced number of new stores opened in the fourth quarter of 2009 compared with 2008.

Selling, general and administrative expenses, including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other selling, general and administrative expenses, increased $3.9 million, or 10.0%, to $42.6 million for the three months ended December 26, 2009, compared with $38.7 million for the three months ended December 27, 2008. Selling, general and administrative expenses as a percentage of net sales decreased to 26.2% for the three months ended December 26, 2009, compared with 27.1% for the comparable prior year period reflecting leverage resulting from the comparable store sales increase and good expense control.

Related party expenses this quarter increased $0.8 million to $1.2 million as compared with $0.4 million for last year’s quarter. This was due primarily to the $750,000 one time management fee paid to Irving Place Capital associated with our initial public offering.

Income from operations increased $1.2 million, or 17.8%, to $8.0 million for the three months ended December 26, 2009, compared with $6.8 million for the three months ended December 27, 2008. Income from operations as a percentage of net sales increased to 4.9% for the three months ended December 26, 2009, compared with 4.7% for the comparable prior year period.

Net income increased to $1.9 million for the three months ended December 26, 2009, compared with $0.6 million for the three months ended December 27, 2008. Net income for the current quarter includes a pretax loss on extinguishment of debt of $1.8 million. Net income for the current period also includes a $0.5 million tax benefit resulting from favorable developments on certain outstanding income tax matters and a true up of the tax provision for the full year.

Vitamin Shoppe continues to take steps to reduce its debt. The Company completed a tender offer for approximately $44.9 million aggregate principal amount of its outstanding floating rate notes in the fourth quarter. Subsequent to the end of the year, the Company also completed the previously announced redemption of an additional $20 million of the notes. Accordingly, the Company expects to report an additional pretax loss on extinguishment of debt of approximately $0.6 million in the first quarter of 2010.

Fiscal Year Ended December 26, 2009

Net sales increased $73.0 million, or 12.1%, to $674.5 million for the year ended December 26, 2009, compared with $601.5 million for the year ended December 27, 2008. Comparable store sales for the year increased by 5.2%, marking the 16th consecutive year of positive growth. Gross profit increased $21.0 million, or 10.7%, to $216.9 million versus $195.9 million for the prior year. Income from operations increased $5.7 million, or 16.0%, to $41.3 million versus $35.6 million for the prior year. Income from operations as a percentage of net sales increased to 6.1% versus 5.9%. Net income was $12.7 million for the year ended December 26, 2009, compared with $8.2 million for the year ended December 27, 2008.

2010 Outlook

The Company’s outlook for 2010 continues to be positive. Vitamin Shoppe expects:

•	to open approximately 42 new stores and spend approximately $22 million in total capital expenditures;

•	to achieve comparable store sales growth in line with continued industry growth in the mid-single digits;

•	to improve its operating margin largely reflecting leverage on selling, general and administrative expenses (including corporate and depreciation and amortization expense);

•	an effective tax rate of approximately 40%

•	diluted weighted average shares outstanding of 27.8 million

•	inventory growth at a rate less than total sales growth, and

•	to generate excess cash flow which, by the end of the year, would be used to continue to reduce debt and for store growth.

Conference Call

The Company will hold a conference call at 10:00 am Eastern Time today to discuss its fiscal fourth quarter and year end 2009 results. The call can be accessed live over the phone by dialing 1-888-679-8035, or for international callers, 1-617-213-4848, passcode number 97909912. A replay will be available one hour after the call and can be accessed by dialing 1-888-286-8010 or for international callers, 1-617-801-6888. The passcode for the replay is 29924441. The replay will be available until February 24, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The on-line replay will be available beginning immediately following the call.

About Vitamin Shoppe, Inc.

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe, BodyTech, MD Select, and VS Basics proprietary brands. The Vitamin Shoppe conducts business through more than 400 company-owned retail stores, national mail order catalogs, and websites, www.VitaminShoppe.com, www.Bodytech.com, and www.EcoShoppe.com and has a social community site at www.VSconnect.com.

Source: Vitamin Shoppe, Inc.

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Net sales	$162,398	$143,131	$674,495	$601,540
Cost of goods sold	110,639	97,234	457,573	405,659

Gross profit	51,759	45,897	216,922	195,881
Selling, general and administrative expenses	42,592	38,733	173,144	158,713
Related party expenses	1,186	391	2,446	1,523

Income from operations	7,981	6,773	41,332	35,645
Loss on extinguishment of debt	1,753	—	2,016	—
Interest income	(40)	(67)	(43)	(116)
Interest expense	4,171	5,185	18,679	21,253

Income before provision for income taxes	2,097	1,655	20,680	14,508
Provision for income taxes	234	1,059	8,014	6,341

Net income	$1,863	$596	$12,666	$8,167

Preferred stock dividends in arrears	893	2,526	7,692	9,279

Net income (loss) applicable to common stockholders	$970	$(1,930)	$4,974	$(1,112)

Earnings per share:
Weighted average shares outstanding:
Basic	22,455,694	14,175,906	16,238,338	14,175,906
Diluted	23,607,922	14,175,906	17,748,371	14,175,906
Net income (loss) per share
Basic	$0.04	$(0.14)	$0.31	$(0.08)
Diluted	$0.04	$(0.14)	$0.28	$(0.08)

The following presents adjusted net income and adjusted net income per share data, which excludes the impact of IPO related charges from historical net income and net income per share, and also reflects our current common share structure as if shares issued and converted during IPO were outstanding for the entire three months ended December 26, 2009. Such data represents non-GAAP financial measures. We believe such information is meaningful to readers of this press release as it quantifies the impact of certain IPO related charges and equity changes to our reported results.

Adjusted earnings per share:
Net income*	$1,863
Add back:
Loss on extinguishment of debt	1,753
Termination of management services agreement	750
Tax effect on above items	(971)

Adjusted net income	$3,395
Adjusted weighted average shares outstanding**:
Basic	26,617,961
Diluted	27,418,342
Adjusted net income per share
Basic	$0.13
Diluted	$0.12

*	excludes preferred dividends in arrears
**	adjusted weighted average shares outstanding takes into effect the impact of the shares issued under the IPO, and conversion of warrants and preferred stock into common shares, as if these transactions occurred at September 27, 2009.

Key Performance Indicators and Statistics:

(In thousands, except store data):

	Three Months Ended		Fiscal Year Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Net sales	$162,398	$143,131	$674,495	$601,540
Increase in comparable store net sales	7.0%	3.7%	5.2%	6.2%
Gross profit as a percent of net sales	31.9%	32.1%	32.2%	32.6%
Income from operations	$7,981	$6,773	$41,332	$35,645
Depreciation and Amortization	$5,492	$4,888	$21,095	$17,483
Amortization of deferred financing fees	$350	$292	$1,227	$1,168
Capital expenditures	$2,982	$9,529	$21,281	$35,389

	Three Months Ended		Fiscal Year
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Store Data:
Stores open at beginning of period	434	374	401	341
Stores opened	5	28	39	62
Stores closed	(1)	(1)	(2)	(2)

Stores open at end of period	438	401	438	401

Results of Operations by Sales Channel:

(In thousands):

	Three Months Ended		Fiscal Year Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008

Sales:
Retail	$143,272	$124,182	$596,253	$522,541
Direct	19,126	18,949	78,242	78,999

Net sales	162,398	143,131	674,495	601,540

Income from operations:
Retail	22,732	17,932	94,494	80,422
Direct	3,817	3,565	15,126	14,884
Corporate costs	(18,568)	(14,724)	(68,288)	(59,661)

Income from operations	$7,981	$6,773	$41,332	$35,645

Selected Balance Sheet Items:

(In thousands):

	December 26, 2009	December 27, 2008
Cash and equivalents	$8,797	$1,623
Inventory	$106,091	$106,891
Property and equipment, net	$83,960	$82,989
Debt, excluding capital leases	$120,106	$182,000
Capital leases	$3,840	$4,382
Total stockholders’ equity	$234,350	$168,483

CONTACT: Investors: Michael Archbold, Chief Financial Officer, +1-201-624–3611, ir@vitaminshoppe.com, or Ian Lee, Solebury Communications Group, +1-203-428-3215, ilee@soleburycomm.com: Media: Susan McLaughlin, Director Corporate Communications, +1-201-624-3134, smclaughlin@vitaminshoppe.com, or Jill Yaffe, Allison & Partners, +1-646-428-0602, vitaminshoppe@allisonpr.com